FOR IMMEDIATE RELEASE

NovaDel Pharma to Present at BIO InvestorForum 2006 Conference

Flemington, NJ, October 16, 2006 – NovaDel Pharma Inc. (AMEX: NVD), a specialty pharmaceutical company with an oral spray technology applicable to a broad range of therapeutic areas and product categories, announced today its participation in the upcoming BIO InvestorForum 2006 Conference.

Details are as follows:

Where:	BIO InvestorForum 2006 Conference The Palace Hotel in San Francisco Twin Peaks South Conference Room
When:	Thursday, October 19, 2006 11:00AM PST (2:00 PM EST)
Who:	Dr. Jan Egberts, NovaDel’s Chief Executive Officer

The live webcast and replay of the presentation will be available through a link on the front page of the Company website at:  www.novadel.com.  The webcast replay will be available approximately 1 hour after the live webcast presentation ends and will be accessible for 30 days.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs.  The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) more rapid delivery of drugs to the bloodstream allowing for quicker onset of therapeutic effects compared to conventional oral dosage forms; (ii) increased bioavailability of a drug by avoiding metabolism by the liver; (iii) improved drug safety profile by reducing the required dosage, including possible reduction of side effects; (iv) improved dosage reliability; (v) allowing medication to be taken without water; (vi) avoiding the need to swallow as is the case with many medications; and (vii) improved patient convenience and compliance.  The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies.  For more about NovaDel Pharma Inc. (AMEX:  NVD), visit our website at www.novadel.com.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States.  Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.  Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission.  In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:	Investor Contact:
NovaDel Pharma Inc.	Chris Erdman
Michael Spicer	MacDougall Biomedical Communications
Chief Financial Officer	(508) 647-0209 ext. 14
(908) 782-3431 x2550